UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2004 (October 11, 2004)

Allos Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-29815	54-1655029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11080 CirclePoint Road, Suite 200

Westminster, Colorado  80020

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 303-426-6262

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers” is incorporated herein by reference.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 11, 2004, Marc H. Graboyes, age 35, was appointed Vice President, General Counsel of Allos Therapeutics, Inc., a Delaware corporation (“Allos” or the “Company”).  Prior to joining Allos, Mr. Graboyes was an associate in the business department of Cooley Godward LLP, a national law firm, from February 2000 through September 2004.  At Cooley, Mr. Graboyes’ practice focused on the representation of public and private technology companies and venture capital funds, with an emphasis on public and private financings, mergers and acquisitions, corporate governance and securities law disclosure and compliance matters.  Prior to that, Mr. Graboyes was a business associate with several other national law firms, including Perkins Coie LLP, LeBoeuf, Lamb, Greene & MacRae, LLP, and Arnold & Porter LLP.  Mr. Graboyes received his law degree from the University of Colorado School of Law, where he was elected Order of the Coif and was a member of the University of Colorado Law Review.  Mr. Graboyes also received his B.S. in Entrepreneurship and Small Business Management from the University of Colorado at Boulder.

In connection with Mr. Graboyes’ appointment, the Company entered into an employment agreement with Mr. Graboyes effective as of October 11, 2004.  Pursuant to the terms of the employment agreement, Mr. Graboyes earns an annual base salary of $205,000, which amount may be adjusted periodically in the sole discretion of the Board of Directors.  Mr. Graboyes is also eligible for a discretionary bonus, based on both corporate and individual goals, in an amount equal to 25% of his base salary.  The decision to award the bonus and/or modify the amount of the bonus is within the sole discretion of the Compensation Committee of the Board of Directors.  In addition, pursuant to the terms of the employment agreement, the Company granted Mr. Graboyes an option to purchase 80,000 shares of common stock at an exercise price of $2.00 per share, the closing price of the Company’s common stock on October 11, 2004, in accordance with the terms and conditions of the Company’s 2000 Stock Incentive Compensation Plan (filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (No. 333-38696) filed with the Securities and Exchange Commission (the “SEC”) on June 6, 2000 (the “S-8”)).  The options vest over a four-year period, with 25% of such options vesting one year after the date of grant, and the remaining 75% of such options vesting in equal monthly installments thereafter over the next three years.

The employment agreement with Mr. Graboyes provides that his employment with the Company is at-will and may be altered or terminated by either Mr. Graboyes or the Company at any time. However, if the Company terminates Mr. Graboyes’ employment without “just cause” (as defined in the employment agreement) or if he resigns for “good reason” (as defined in the employment agreement), other than pursuant to a “change in control” (as defined in the employment agreement), Mr. Graboyes will be entitled to receive: (a) his base salary for six months following the date of termination, (b) payment of any accrued but unused vacation and sick leave, and (c) payment of premiums his group health insurance COBRA continuation coverage for up to six months after the date of termination.

The employment agreement with Mr. Graboyes also provides that if the Company (or any surviving or acquiring corporation) terminates his employment without just cause or if he resigns for good reason within one month prior to or 13 months following the effective date of a change in control, Mr. Graboyes will be entitled to receive: (a) his base salary for one year following the date of termination, (b) payment of any accrued but unused vacation and sick leave, (c) a bonus in an amount equal to the bonus paid in the year immediately preceding the change in control or 50% of his maximum bonus eligibility if he was not employed by the Company during the prior year bonus period, and (d) payment of premiums for his group health insurance COBRA continuation coverage for up to 12 months after the date of termination.  In addition, the vesting of any outstanding stock options issued to Mr. Graboyes will be accelerated in full and the time during which such options may be exercised will be extended to 12 months following the date of such change in control.

In conjunction with Mr. Graboyes’ appointment, Mr. Graboyes and the Company also entered into an Indemnification Agreement (form of Indemnification Agreement has been filed as Exhibit 10.01 to the Company’s Registration Statement on Form S-1 (File No. 333-95439) and amendments thereto, declared effective by the SEC on March 27, 2000) in the same form as has previously been entered into with the Company’s other executive officers.  The Indemnification Agreement provides indemnity to Mr. Graboyes against liabilities incurred in the performance of his duties to the maximum extent permitted by Delaware corporation law and the Company’s Bylaws.

Item 8.01  Other Events.

On October 13, 2004, the Company issued a press release announcing the appointment of Mr. Graboyes as Vice President, General Counsel.  The press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement dated October 11, 2004 between Marc H. Graboyes and Allos Therapeutics, Inc.

99.1	Press Release, dated October 13, 2004, entitled “Allos Therapeutics Appoints Marc Graboyes as Vice President, General Counsel.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOS THERAPEUTICS, INC.

Dated: October 13, 2004	By:	/s/ Michael E. Hart
Michael E. Hart
	Its:	President and Chief Executive Officer